    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996



                                                      REGISTRATION NO. 333-15483

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CYPRESS BIOSCIENCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                           22-2389839
            (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)

                        4350 EXECUTIVE DRIVE, SUITE 325
                              SAN DIEGO, CA 92121
                                 (619) 452-2323
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JAY D. KRANZLER
      VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                            CYPRESS BIOSCIENCE, INC.
                        4350 EXECUTIVE DRIVE, SUITE 325
                              SAN DIEGO, CA 92121
                                 (619) 452-2323
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            FREDERICK T. MUTO, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                 AMOUNT TO      OFFERING PRICE        AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED       PER SHARE       OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value per share........     5,510,798        $2.0625(1)      $11,366,020.88(1)      $3,444.25
------------------------------------------------------------------------------------------------------------------------
Warrants, each to purchase one share of Common
  Stock.......................................     2,755,399         $2.00(2)       $ 5,510,798.00(2)      $1,669.94
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value per share,
  issuable upon exercise of the Warrants
  included herein(3)..........................   2,755,399(3)       $2.0625(1)      $ 5,683,010.44(1)         (4)
------------------------------------------------------------------------------------------------------------------------
Total Registration Fee................................................................................   $5,114.19(5)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee.

(2) Calculated pursuant to Rule 457(g) solely for the purpose of computing the amount of the registration fee.

(3) In addition to shares issuable upon exercise of warrants being registered hereunder, includes pursuant to Rule 416(a), such indeterminate number of shares of Common Stock as may be issuable pursuant to the antidilution provisions contained therein.

(4) No separate registration fee required pursuant to Rule 457(g).


(5) Registration fee was previously paid upon the initial filing of this registration statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 1996

                             SUBJECT TO COMPLETION

                            CYPRESS BIOSCIENCE, INC.

                        5,510,798 SHARES OF COMMON STOCK
                    2,755,399 COMMON STOCK PURCHASE WARRANTS
           2,755,399 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF
                         COMMON STOCK PURCHASE WARRANTS

     This Prospectus relates to the offer and sale by certain securityholders (the "Selling Securityholders") of Cypress Bioscience, Inc. (the "Company") of up to 5,510,798 shares of Common Stock of the Company (the "Shares"), redeemable warrants to purchase up to 2,755,399 shares of Common Stock of the Company at an exercise price of $2.00 per share until October 1, 2001 or, if earlier, until redemption of such warrants by the Company (the "Warrants"), and 2,755,399 shares of Common Stock of the Company issuable upon exercise of the Warrants (the "Warrant Shares"). The Shares, Warrants and Warrant Shares are sometimes referred to herein as the "Securities."

     The Shares and Warrants were issued by the Company in the form of "Units" (each Unit consisting of two Shares and one Warrant), in connection with the Company's September 1996 private placement of Units (the "Private Placement") and pursuant to the acquisition (the "Merger") by the Company of PRP, Inc., a Delaware company ("PRP"), whereby the Company issued Units to certain holders of indebtedness of PRP in cancellation of such indebtedness and to PRP's investment advisor in satisfaction of amounts owed to such advisor for services rendered to PRP in connection with the Merger. The offering price of the Units in the Private Placement and the Merger was $4.00 per Unit. The price of the Units and the exercise price of the Warrants were determined by the Company and do not necessarily relate to the fair market value of the Company's Common Stock, book value, net worth or any other established criteria of value. See "The Private Placement," "The Warrants" and "The Merger."

     The Shares, Warrants and Warrant Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares, Warrants or Warrant Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares, Warrants or Warrant Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares, Warrants or Warrant Shares by the Selling Securityholders will be received by the Company. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Securityholders) in connection with the registration of the Shares, Warrants and Warrant Shares being offered by the Selling Securityholders. Such expenses are estimated to be $35,000. The Company has agreed also to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "CYPB." The Warrants will be traded on the Nasdaq SmallCap Market under the symbol "CYPBZ." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on November 1, 1996 was $1.9375 per share.
                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                                     SHOULD
   BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1996.

     No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in Risk Factors, as well as those discussed elsewhere in this Prospectus. The information contained in this Prospectus should be considered carefully before purchasing any of the securities being offered hereby.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission Web site also contains reports, proxy and information statements, and other information regarding the registrant that has been filed electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the Shares, Warrants and Warrant Shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, Warrants and Warrant Shares reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     PROSORBA(@) column and IPM are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Exchange Act, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, the Company's Current Report on Form 8-K dated as of March 8, 1996 and the Company's Current Report on Form 8-K dated as of April 1, 1996 filed by the Company with the Commission are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of shares of Common Stock of the Company, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Director of Finance at the Company's executive offices at 4350 Executive Drive, Suite 325, San Diego, California 92121 (telephone (619) 452-2323).

                                  THE COMPANY

GENERAL

     Cypress Bioscience, Inc. was incorporated under the laws of the State of Delaware in 1981 to research, develop, manufacture and market medical devices for the treatment and diagnosis of select immune-mediated diseases, transplantations and cancers. The Company's first product, the PROSORBA column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA column for treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. Since 1987, the Company has had approximately $24,000,000 of sales of the PROSORBA column.

     The Company is in the process of completing a substantial restructuring of its operations. To date, the restructuring has included a streamlining of operations and a relocation of all operations of the Company, except manufacturing operations, to San Diego, California. In addition, the Company has elected to establish its own internal sales force dedicated solely to selling the PROSORBA column. In this regard, the Company has hired six salespersons to date and is in the process of training such sales force. There can be no assurance that the restructuring, once completed, will be successfully implemented.

     In November 1996, the Company completed the acquisition, pursuant to a merger (the "Merger"), of PRP, Inc. a Delaware corporation ("PRP"), a Boston-based biopharmaceutical company engaged in the development of products to treat disorders of blood platelet functions. In consideration of the purchase of PRP, the Company issued Units with a value of approximately $4,585,645 to certain holders of indebtedness and a creditor of PRP and is obligated to make a certain milestone payment and payments on net sales of products based upon the technology of PRP that was acquired in the Merger to the former holders of equity securities and a creditor of PRP. In connection with the acquisition, the Company has agreed to allocate certain amounts of funding to commercialize PRP's lead product, Infusible Platelet Membranes ("IPM"). See "The Merger."

     The Company's executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (619) 452-2323.

THE PRIVATE PLACEMENT

     In General. In October 1996, the Company completed a private placement of 1,734,000 Units which were sold to certain "accredited investors" (as defined in Rule 501 of the Securities Act) (the "Private Placement") at a per Unit sales price of $4.00. Net proceeds to the Company from the Private Placement (after deducting placement agent fees of approximately $506,880) were $6,429,120. The Private Placement was made in reliance on exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws.

     Use of Proceeds. The Company intends to use the net proceeds from the Private Placement (i) to fund clinical and product development, manufacturing and administrative services in support of IPM, (ii) to fund the transition and integration of PRP with and into the operations of the Company and (iii) for general corporate and working capital purposes. The Company intends to use a minimum of $4,000,000 of the net proceeds to commercialize and advance IPM as a principal product of the Company. In addition, the Company may use some of the proceeds of the Private Placement for the acquisition of businesses, products or technologies complementary to the Company's current business. The Company has not determined what other amounts it plans to expend on any of the foregoing uses or the timing of such expenditures. The Company has made certain assumptions with respect to how it intends to use the net proceeds from the Private Placement. The amounts actually expended on any of the foregoing uses, if any, may vary significantly depending on a number of factors including, but not limited to, the results of Phase II clinical trials of IPM, the success of the integration of PRP's operations into the Company and the amount of cash generated by the Company's operations and other resources. The Company will not receive any of the proceeds from the sale of the Shares, Warrants or Warrant Shares being offered hereby.

     The Units. The Units sold in the Private Placement each consist of two shares of Common Stock of the Company and one warrant to purchase one share of Common Stock of the Company. The Shares and Warrants (including the Warrant Shares) comprising the Units are separately transferable only upon the effectiveness of a registration statement filed under the Securities Act covering such securities.

THE WARRANTS

     In General. The Warrants comprising the Units entitle the holder thereof to purchase one share of Common Stock of the Company at a purchase price of $2.00 per share, subject to adjustment under certain circumstances. The Warrants are evidenced by a warrant certificate (the "Warrant Certificate"). The terms of the Warrants are set forth in the Warrant Certificate and in that certain Warrant Agreement dated September 18, 1996 (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company (the "Warrant Agent"). Reference is made to the Warrant Agreement and Warrant Certificate filed as exhibits to the registration statement of which this Prospectus is a part for a complete description of the terms and conditions of the Warrants (the description contained herein being qualified by reference thereto).

     Term and Exercise of Warrants. The Warrants are exercisable immediately upon issuance by the Company, but prior to redemption, until October 1, 2001 upon surrender of the Warrants to the Company (or the Company's Warrant Agent) and receipt by the Company of payment of the exercise price for such Warrants and any other documents reasonably requested by the Company. The Warrants may be exercised in whole or in part with respect to the shares of Common Stock underlying such Warrants. The exercise price of the Warrants may, at the option of the Warrant holder, be paid by check or bank draft made payable to the order of the Company. Certificates representing the Warrant Shares so purchased shall be delivered to the holder of the Warrants within a reasonable time after exercise.

     Redemption. Warrants may be redeemed at the option of the Company, in whole or in part, on either a selective or non-discriminatory basis, at a price equal to $0.10 per Warrant (the "Redemption Price") at any time (i) commencing twelve
(12) months after September 18, 1996 if the First Average Closing Price Requirement (as hereafter defined) is satisfied or (ii) after their initial issuance by the Company if the Second Average Closing Price Requirement (as hereafter defined) is satisfied (with any such date of redemption referred to herein as the "Redemption Date"). The First Average Closing Price Requirement will be satisfied if the average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. electronic interdealer quotation system ("Nasdaq") (or average closing sales price, if the Common Stock is quoted on the Nasdaq National Market System) equals or exceeds $3.00 per share of Common Stock for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The Second Average Closing Price Requirement will be satisfied if the average closing bid, or if applicable, closing sales price as determined and for the periods specified in the preceding sentence exceeds $4.00. On the Redemption Date, the holders of record of redeemed Warrants shall be entitled to payment of the Redemption Price upon surrender of such redeemed Warrants to the Company at the principal office of the Warrant Agent in New York, New York.

     Notice of redemption of Warrants must be given at least twenty (20) and not more than forty-five (45) calendar days prior to the Redemption Date by mailing, by registered or certified mail, return receipt requested, a copy of such notice to all holders of record of Warrants to be redeemed at their respective addresses appearing on the books or transfer records of the Company or such other address designated in writing by the holder of record to the Warrant Agent not less than sixty (60) calendar days prior to the Redemption Date and will be effective upon receipt.

     In addition, notice of such redemption will be published in The Wall Street Journal not less than ten (10) nor more than twenty (20) calendar days prior to the mailing of the notice of redemption. Any Warrant so called for redemption may be exercised until the close of business on the fifth business day preceding the Redemption Date specified in such notice of redemption. If less than all the Warrants are to be redeemed, the Warrant Agent shall select the Warrants to be redeemed by a method the Warrant Agent considers fair and appropriate.

     From and after the Redemption Date, all rights of the holders of Warrants (except the right to receive the Redemption Price) shall terminate, but only if
(i) on or prior to the Redemption Date the Company shall have irrevocably deposited with the Warrant Agent (or its successor as Warrant Agent) a sufficient amount to pay on the Redemption Date the Redemption Price for all Warrants called for redemption and (ii) the notice of redemption shall have stated the name and address of the Warrant Agent and the intention of the Company to deposit such amount with the Warrant Agent on or before the Redemption Date.

     If the Company fails to make a sufficient deposit with the Warrant Agent as provided above, the holder of any Warrants called for redemption may at the option of the holder (i) by notice to the Company declare the notice of redemption a nullity, or (ii) maintain an action against the Company for the Redemption Price. If the holder brings such an action, the Company will pay reasonable attorneys' fees of the holder. If the holder fails to bring an action against the Company for the redemption price within sixty (60) days after the Redemption Date, the holder shall be deemed to have elected to declare the notice of redemption to be a nullity and such notice shall be without any force or effect.

     There have been reserved, and the Company shall at all times keep reserved, out of the authorized and unissued shares of Common Stock, a number of shares sufficient to provide for the exercise of the Warrants.

     Transfer or Assignment of Warrants; Registration. No Warrant will be subject to division or combination with other Warrants or be exchangeable, transferable or assignable apart from the Common Stock with which it was sold as a Unit unless, at such time of division, combination, exchange, transfer or assignment, the Company has on file with the Commission an effective registration statement covering the Warrants, or earlier if so notified by the Company (the "Separation Date"). Absent an effective registration statement, the Warrant Agent will not record an exchange, assignment or transfer of a Warrant without certification that the Warrant holder has transferred its Common Stock to the assignee or transferee. The Company is obligated to use commercially reasonable efforts to keep the registration statement covering the Warrants effective for a period of three years after the date of issuance of the Warrants or, if earlier, until all of the securities covered by the registration statement have been sold pursuant thereto.

     Adjustment. The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to adjustment from time to time upon the occurrence of certain events, including but not limited to recapitalizations, stock splits, certain mergers or consolidations of the Company and the payment of stock dividends.

THE MERGER

     In General. On November 1, 1996, the Company completed the acquisition of PRP pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of October 10, 1996 by and among the Company, Cypress Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub") and PRP. Of the Shares and Warrants (including the Warrant Shares) being offered hereby, 2,292,798 Shares and Warrants to purchase up to 1,146,399 shares of Common Stock (including up to 1,146,399 Warrant Shares) are being offered by certain Selling Securityholders whom acquired such securities in connection with the Merger.

  CONSIDERATION PAID OR PAYABLE IN CONNECTION WITH THE MERGER.

     Debt Holders of PRP. In connection with the Merger, the Company issued to the holders of certain indebtedness of PRP (the "Bridge Debtholders") in full satisfaction and settlement of such debt a total of 1,118,438 Units (consisting of 2,236,876 Shares and Warrants to purchase up to 1,118,438 Shares of Common Stock of the Company), with a total value equal to $4,473,799.85 (based upon a price of $4.00 per Unit).

     Equity Holders of PRP. Pursuant to the terms of the Merger, the holders of PRP equity securities (including holders of options and warrants of PRP) (the "Equity Holders") will be entitled to receive certain payments (the "Earn-Out Payments"), if any, on a pro rata basis, on net sales of products developed using PRP's technology (the "Earn-Out Products"). The Company's obligation to make Earn-Out Payments with respect to Earn-Out Products shall commence on the date of first commercial sale to any third party of such

Earn-Out Product by the Company, its affiliates or licensees and shall terminate on a country-by-country basis upon the later of (i) the expiration or invalidation of the last issued patent owned, licensed or otherwise controlled by the Company in such country, or abandonment, disclaimer or rejection of the last pending patent application owned, licensed or otherwise controlled by the Company in such country, covering the manufacture, use or sale of such Earn-Out Product, and (ii) fourteen years after the first commercial sale anywhere in the world of the Earn-Out Product by the Company, its affiliates or sublicensees. The amount of any Earn-Out Payment to be paid on Earn-Out Products sold in a country in which, at the time of such sale, the Earn-Out Product is not covered by and encompassed within the scope of one or more claims contained in an unexpired patent or in a pending patent application included in the patents and patent applications acquired by the Company pursuant to the Merger, shall be reduced by 50%.

     In addition to the Earn-Out Payments described above, the Company shall, upon receipt by the Company of FDA approval of IPM for the treatment of thrombocytopenia (the "FDA Approval"), make a single milestone payment of $5,000,000 to the Equity Holders (the "Milestone Payment"). The Milestone Payment may be made, at the option of the Company, in cash, shares of Common Stock of the Company or a combination of cash and shares of Common Stock. In the event the Company elects to make the Milestone Payment, in whole or in part, in the form of Common Stock of the Company, the value of such Common Stock shall be determined based upon the average closing sales prices, if the Company's Common Stock is quoted on a stock exchange or the Nasdaq National Market System (or the average of the bid and asked prices of the Company's Common Stock as reported by the National Association of Securities Dealers, Inc. electronic interdealer quotation system) for the 15 trading day period commencing on the 10 trading days immediately prior to and including the day of receipt of the FDA Approval and for the 5 trading days immediately after the day of receipt of the FDA Approval. In the event the Company elects to make the Milestone Payment, in whole or in part, in shares of Common Stock, the Company will be obligated, at its own expense, to register such shares for resale under the Securities Act.

     EGS Securities Corp. In consideration of certain investment banking advisory services provided by EGS Securities Corp. ("EGS") to PRP in connection with the transactions contemplated by the Merger, the Company issued to EGS 27,961 Units (consisting of 55,922 Shares and Warrants to purchase up to 27,961 Shares of Common Stock of the Company) with a total value equal to $118,845 (based upon a price of $4.00 per Unit). In addition, the Company is obligated, upon the payment of the Milestone Payment, if any, and each time any Earn-Out Payment is made to the Equity Holders, to pay to EGS, for services rendered to PRP in connection with the Merger, from such Milestone Payment or Earn-Out Payment, as the case may be, prior to any distribution to be made to the Equity Holders, an amount in cash equal to two and one-half percent (2 1/2%) of the Milestone Payment and each Earn-Out Payment.

     Board Observation Rights. In connection with the Merger, the Company granted to the Equity Holders the right to designate a representative to attend meetings of the Board of Directors of the Company (the "Board") in a non-voting, observer capacity (the "Observer"). The Observer is entitled to attend all meetings of the Board and to receive all written materials and information provided to members of the Board in their capacity as directors (the "Observer Rights"). The Observer shall not be entitled to any compensation or reimbursement for any expenses incurred in connection with attending Board meetings or otherwise serving in an observer capacity, except as provided below to the Equity Holders' Representatives. The Observer Rights shall terminate on the earlier of (i) the date on which the Equity Holders no longer have a material continuing financial interest in the Company, and (ii) October 1, 2005.

     Equity Holders' Representatives. Under the terms of the Merger, the former stockholders of PRP are entitled to appoint certain representatives (the "Equity Holders' Representatives") to act as attorneys-in-fact of said stockholders with authority to make all decisions on behalf of said stockholders with respect to any matters arising in regard to any Milestone Payment or Earn-Out Payments. The Company is entitled to deal exclusively with the Equity Holders' Representatives on matters relating to the Merger and shall be entitled to rely conclusively on any document executed or purported to be executed and on any other action taken or purported to be taken on behalf of any Equity Holder by the Equity Holders' Representatives, as fully binding upon such Equity Holder. The Company is obligated to pay to the Equity Holders' Representatives the sum of $12,000 per year. Upon payment by the Company of the initial Milestone Payment or Earn-Out Payment, the

Company will be entitled to reimbursement of all amounts previously paid to the Equity Holders' Representatives. Upon the initial distribution of the Milestone Payment or Earn-Out Payments to the Equity Holders, as the case may be, the Company shall pay to the Equity Holders' Representatives out of the Milestone Payment or Earn-Out Payment the sum of $12,000 per year.

     Indemnification. With certain limited exceptions, the representations and warranties made by the Company and Merger Sub and the representations and warranties made by PRP in connection with the Merger expire on November 1, 1997. Each of the Company and Merger Sub, on the one hand and PRP, on the other hand, are entitled to indemnification for damages suffered as a result of a breach of a representation or warranty made by the other party. The sole recourse of the Company for any damages suffered as a result of a breach of a representation or warranty made by PRP prior to the consummation of the Merger shall be to offset any such damages against any Earn-Out Payments, Milestone Payment or any other payments otherwise due to the Equity Holders in an aggregate amount not to exceed (i) $500,000 plus (ii) an additional amount equal to ten percent (10%) of any Earn-Out Payments, Milestone Payment or any other payments paid or otherwise payable to the Equity Holders. Similarly, the indemnification obligations of the Company for a breach of a representation or warranty made by the Company or Merger Sub is limited to (i) $500,000 plus (ii) an additional amount equal to ten percent (10%) of any Earn-Out Payments, Milestone Payment or any other payments otherwise paid or payable to the Equity Holders.

     In addition to the foregoing indemnification obligations, the Company is also obligated to indemnify, defend and hold harmless the former officers and directors of PRP and any persons who acted as fiduciaries under any employee benefit plan of PRP, and the heirs, executors and administrators of any such person against any action, suit or proceeding, whether commenced before or after the consummation of the Merger.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in this section, as well as those discussed elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing any of the Securities being offered hereby.

     INTEGRATION OF OPERATIONS. If the Company is to realize the anticipated benefits of the Merger, the operations of PRP and the Company must be integrated and combined efficiently. The process of rationalizing management and administrative resources, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts.

     NEED FOR ADDITIONAL CAPITAL. The Company is actively seeking opportunities to raise additional capital to be used primarily to fund existing operations related to the manufacture and sale of the PROSORBA column, to develop new and complete existing research and development activities, and to fund clinical trials related to the proposed use of the PROSORBA column for the treatment of rheumatoid arthritis and certain platelet disorders. Except in very limited circumstances, the Company is obligated to expend no less than $4,000,000 on the development of IPM. In addition, the Company will require substantial additional capital over a period of a number of years to further development and marketing of IPM. To the extent the Company decides to continue the development of other products previously being developed by PRP, it will be required to raise additional capital. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the FDA regulatory process, potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. Although the Company may seek to raise additional capital through a combination of additional equity offerings, joint ventures, strategic alliances, borrowings and other available sources, there can be no assurance that the Company will be able to raise additional capital through such sources or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, including those activities associated with the acquisition of PRP, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing.

     HISTORY OF OPERATING LOSSES. The Company has operated at a loss since its formation in October 1981. As of September 30, 1996, the Company had an accumulated deficit of approximately $49,000,000. The ability of the Company to achieve profitability is dependent upon, among other things, successful completion of anticipated clinical trials and obtaining FDA marketing approval of the PROSORBA column in additional disease indications in a timely manner. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the PROSORBA column for the treatment of diseases in addition to ITP. There can be no assurance that the Company will successfully complete any present or future clinical trials, gain approval to begin any new clinical trials, meet applicable regulatory standards or successfully market its products to generate sufficient revenues to render the Company profitable. See "-- Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

     MANAGEMENT CHANGES; RESTRUCTURING PLAN; DEPENDENCE UPON KEY PERSONNEL. The Company has recently undergone changes in senior management. In December 1995, Martin D. Cleary resigned as Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Cleary's resignation was a result of the Company's determination that it would best be served by having senior management resident on the West Coast near the Company's principal executive offices and other operations. Mr. Cleary, resident on the East Coast, was unable to relocate and consequently agreed to resign as Chief Executive Officer and as a director. Also in December 1995, Harvey J. Hoyt, M.D. resigned as Executive Vice President and as a director as a result of the appointments of new members of senior management and the restructuring of the Company, which restructuring eliminated Dr. Hoyt's position. In March 1996, Frank R. Jones resigned as Chief Scientific Officer and as Chairman of the Board and in May 1996, Alex P. de Soto resigned as the Company's Vice President, Chief Financial Officer, Secretary and Treasurer. Messrs. Jones' and de Soto's resignations were a result of the restructuring of the Company and the Company's relocation of its executive offices to San Diego, California. In December 1995, Jay D. Kranzler, M.D., Ph.D. was appointed as Chief Executive Officer and Vice Chairman of the Board of Directors and Debby Jo Blank, M.D. was appointed as President, Chief Operating Officer and a member of the Board of Directors of the Company. In April 1996, Susan E. Feiner was appointed as the Company's Director of Finance, Controller, Secretary and Treasurer.

     The Company is in the process of completing a substantial restructuring plan. The restructuring plan is intended to reduce the Company's overhead and recurring costs by reducing the Company's work force and consolidating its two manufacturing facilities into one central manufacturing facility located in Redmond, Washington. By eliminating approximately 20 positions, the Company expects to realize an annual salary savings in excess of $1,000,000. However, to date the Company has incurred approximately $700,000 in connection with the consolidation of its manufacturing operations and estimates it will incur a total of approximately $1,000,000 in capital expenditures associated with such consolidation. In connection with the restructuring plan, the Company has relocated all of its operations, except manufacturing, from Seattle, Washington to San Diego, California. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed as scheduled, if at all. Even if such a restructuring is completed, there can be no assurance that it will be successfully implemented.

     The Company's success is dependent upon certain key management and technical personnel, including the new members of senior management. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage.

     FDA APPROVAL AND REGULATIONS. The Company is currently conducting a controlled clinical trial of the PROSORBA column for treatment of rheumatoid arthritis. Although the FDA has approved the commercial sale of the PROSORBA column for the treatment of ITP, there can be no assurance that current or future clinical trials will produce data satisfactory to the FDA to establish the effectiveness of the PROSORBA column for treatment of diseases other than ITP, such as rheumatoid arthritis, transplantations and certain cancers, or that the FDA will approve the PROSORBA column for treatment of such diseases in a timely manner, if at all.

     The Company plans to continue the Phase II clinical trials of IPM currently underway. Clinical trials are vigorously regulated by the FDA and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and good clinical practice regulations. There can be no assurance that the clinical trials being conducted for IPM will be completed successfully within any specified period of time, if at all, or that if successful the Company will be able to further develop IPM. Furthermore, the Company or the FDA may delay or suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. Any such delay or suspension could have a material adverse effect on the Company's business.

     The PROSORBA column is commercially distributed under a premarket approval ("PMA") application that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company currently has one supplement to the PMA pending with the FDA for a labeling change addressing the use of ancillary equipment during the use of the PROSORBA column therapy. The FDA has indicated to the Company that the PMA supplement would be approvable if certain additional information is provided. There can be no assurance that the Company will receive approval of its pending PMA supplement or any future PMA supplements will be approved by the FDA.

     Even if FDA approval is granted to market a product for the treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that FDA approvals will be obtained.

     The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's good manufacturing practices ("GMP") regulations. Failure to comply with the GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

     To date, production of commercial quantities of the raw materials utilized in production of the PROSORBA column has been performed at the Redmond facility. Final assembly of the PROSORBA column has been performed at the Seattle facility. In conjunction with the Company's restructuring plan and corresponding reduction in facilities, the Seattle and Redmond, Washington facilities are being consolidated into a single manufacturing facility in Redmond. The Company has already subleased a major portion of its Seattle facility to a third party. Under the terms of the Company's sub-lease of its Seattle facility, the Company must vacate the remainder of the facility no later than December 31, 1996 or else be subject to substantial financial penalties. The Redmond facility is under renovation in order to enable both the production of raw materials, as well as the final assembly of the PROSORBA column, to be performed in the Redmond facility. The renovated Redmond facility, when complete, must comply with the FDA's GMP regulations and must complete the GMP re-approval process. There can be no assurance that the Company will complete the renovations in time to sustain uninterrupted production of the PROSORBA column. In addition, there can be no assurance that the renovated facility will receive GMP approval in a timely manner, if at all.

     Furthermore, PRP occupies a facility that includes a GMP-approved pilot production plant where all phases of production of clinical-grade IPM occurs, except for filling and lyophilization. There can be no assurance that the Company will be able to maintain the facility's GMP-approved status or that, if approval is not maintained, it will be able to find an alternate GMP-approved production facility.

     COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF
PRODUCTS. The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases and cancers, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.

     The immunological therapy market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be commercially viable. In addition, there can be no assurance that the Company's PROSORBA column will prove effective in the treatment of diseases other than ITP or that IPM, if approved for sale by the FDA, will be effective in treating thrombocytopenia or other blood platelet disorders.

     DEPENDENCE ON THIRD PARTY ARRANGEMENTS. The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.

     PRIOR EXCLUSIVE AGREEMENT WITH BAXTER; NECESSITY OF ESTABLISHING A SALES FORCE. In February 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter, granting to Baxter distribution rights to its PROSORBA column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA column indications. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. Baxter assumed the Company's sales and distribution responsibilities in April 1994.

     In March 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA column directly to customers who had previously purchased PROSORBA columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA columns. As a result of the termination of the distribution agreement, the Company is in the process of establishing an internal domestic sales force dedicated solely to marketing and selling its PROSORBA column. To date, the Company has hired six salespersons whom are directed solely to selling and marketing the PROSORBA column. There can be no assurance that the Company will be successful in selling its PROSORBA columns directly to any new customers or to any customers who previously purchased PROSORBA columns through Baxter.

     LIMITED INTERNATIONAL SALES AND MARKETING. The Company conducts limited marketing of the PROSORBA column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that foreign sales arrangements will become material to the Company's results of operations.

     UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY. With the acquisition of PRP, the Company now holds 13 United States and 8 foreign patents relating to its technology and has also filed other U.S. and foreign patent applications related to its technology. In addition, the Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. Neither the protection afforded by these patents nor their enforceability can be assured. Furthermore, there can be no assurance that additional patents will be obtained either in the United States or in foreign jurisdictions or that, if issued, such additional patents will provide sufficient protection to the Company's technology or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. There can be no assurance that the Company will be able to develop further technological innovations.


     Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of all such patents is presently unknown. However, the holder of one such patent has challenged the use by the Company of certain technology covered by such patent. Based on the advice of patent counsel, the Company doe not believe it is infringing this patent. The Company, however, is currently in the process of attempting to obtain a license agreement with such holder. There can be no assurances that the Company will be successful in obtaining such a license on favorable terms, if at all. If this or other existing or future patents are challenged in litigation or interference proceedings, the Company may become subject to significant liabilities to third parties or be required to seek licenses from third parties. There can be no assurance that such licenses would be available or, if available, obtainable on acceptable terms.


     In connection with the Merger, the Company acquired certain exclusive rights with respect to the use, manufacture and sale of products and/or processes related to analogs of the compound diadenosine tetraphosphate ("AP4A"), which rights were granted to PRP in July 1992 pursuant to a license agreement between PRP and a collaborator of PRP (the "Licensor"). Under the terms of the license agreement, PRP was obligated to file an IND with respect to the commercial application of such rights within four years of acquiring such rights. Neither PRP nor the Company has filed such IND. Due to such failure, Licensor has the right to cancel upon 30 days written notice the exclusive license or to convert the exclusive license to a nonexclusive license. If Licensor elects to cancel such license, there can be no assurance that the Company will be able to acquire or license the similar rights on terms acceptable to the Company, if at all.

     Various scientific personnel of the Company were previously associated with non-profit research or education institutions that typically require researchers to execute agreements giving such institutions broad rights to inventions created or developed during the period that the scientist is associated with such institution. While no such institution has to date asserted rights to the Company's technology, such assertions may be made in the future, and if made, there can be no assurances that the Company will be successful in any such litigation.

     CONCENTRATION OF OWNERSHIP. As of November 1, 1996, Allen & Company Incorporated and Mr. Richard M. Crooks, a director of the Company, beneficially owned approximately 16% and 3.0%, respectively, of the outstanding Common Stock of the Company. Mr. Crooks is also a director and consultant to Allen & Company Incorporated. Together, Mr. Crooks and Allen & Company Incorporated own a significant amount of the total outstanding Common Stock of the Company and may be able to exert substantial influence over the outcome of matters requiring stockholder approval.

     RECOVERABILITY OF ENDING INVENTORIES. As of September 30, 1996, the Company's ending inventory balances consisted of $335,856 of raw materials, $686,392 of work in process and $261,720 of finished goods. In order to recover such ending inventory balances, the Company would have to sell approximately 20% more PROSORBA column units to customers than that amount sold to customers by Baxter during 1995. Such increase represents approximately 60% of the total sales made by the Company's sales force in fiscal year 1993 prior to entering into the Baxter agreement. As a result of the termination of the distribution agreement with Baxter, the Company is actively establishing a domestic sales force to sell the PROSORBA column directly to customers who previously purchased PROSORBA columns from Baxter and to other potential customers who wish to purchase PROSORBA columns directly from the Company. To date, the Company has hired 6 salespersons whom are dedicated solely to selling the PROSORBA column. Although there can be no assurances that the Company's sales force will be successful in selling the Company's product, the Company believes, based upon historical sales figures, that it can generate sufficient sales to recover the ending inventory balances described above with a sales force of between 5 and 7 salespersons dedicated solely to selling the Company's PROSORBA column. On May 1, 1996, the Company increased the sales price of the PROSORBA columns to be sold directly to customers by approximately 9%. This is the first such price increase implemented by the Company since January 1, 1994. The Company believes that such price increase reflects a nominal price increase for a medical device for the period covered by such increase. However, there can be no assurance that the Company will be successful in selling the PROSORBA column at the increased price, if at all. See "-- Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

     INSURANCE REIMBURSEMENT. Successful commercialization of a new medical product, such as the PROSORBA column or IPM depends, in part, on reimbursement by public and private health insurers to health care providers for use of such products. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the PROSORBA column and continues development and commercialization of IPM. Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the PROSORBA column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse for the use of the PROSORBA column. In addition, there can be no assurance that health care providers will reimburse for the use of IPM, when and if commercialized.

     UNCERTAINTY OF HEALTH CARE REFORM. There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.

     PRODUCT LIABILITY. The use of the PROSORBA column and, when and if approved for use by the FDA, IPM, involve the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

     EXERCISE PRICE OF WARRANTS; POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS. The exercise price of the Warrants was determined by the Company in its sole discretion and is not necessarily related to the fair market value of the Company's Common Stock, the Company's book value, net worth or any other established means of valuation.

     There has been significant volatility in the market prices of securities of biomedical companies in general, including the Company's securities. Factors such as announcements by the Company or others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payors for therapies and public concerns regarding the safety and other implications of biotechnology and biomedical products may have a significant impact on the Company's business and market price of the Company's securities. In addition, in connection with the Merger, the Company is obligated to make a $5,000,000 milestone payment to the former holders of equity securities (including holders of warrants and options) of PRP upon the public announcement of an FDA approvable letter relating to the use of IPM for the treatment of thrombocytopenia. The Company has the option to make such milestone payment in the form of Common Stock of the Company. The issuance of Common Stock with a value of $5,000,000 could have a significant impact on the market price of the Company's securities.

     No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

     HAZARDOUS MATERIAL. The Company's research and development programs involve the controlled use of biohazardous materials such as viruses, and may include the use of the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

     LIMITATION OF NET OPERATING LOSS CARRYFORWARDS. The Company's sale of Common Stock in November 1990 and September 1991 when taken together with prior issuances, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based on the limitations of Section 382 and before consideration of the effect of the sale of securities offered hereby, the Company may be allowed to use no more than approximately $2,450,000 of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998 to 2010.

                            SELLING SECURITYHOLDERS

     The Selling Securityholders represented in their purchase agreements that they were acquiring the Shares, Warrants and Warrant Shares for investment and with no present intention of distributing the Shares, Warrants and Warrant Shares. In recognition of the fact that the Selling Securityholders, even though purchasing the Shares, Warrants and Warrant Shares without a view to distribute, may wish to be legally permitted to sell the Shares, Warrants and Warrant Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, which this Prospectus forms a part, with respect to, among other things, the resale of the Shares, Warrants and Warrant Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares, Warrants and Warrant Shares offered hereby have been sold pursuant thereto or until such Shares, Warrants and Warrant Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Securityholders.

     The following table sets forth the (i) name of each Selling Securityholder,
(ii) number of shares of Common Stock (including Warrant Shares) and Warrants beneficially owned by each Selling Securityholder as of November 1, 1996, (iii) number of Shares (including Warrant Shares) and Warrants which may be offered pursuant to this Prospectus and (iv) number of shares of Common Stock (including Warrant Shares and Warrants beneficially owned by each Selling Securityholder upon the completion of this offering). This information is based upon information provided to the Company by the Selling Securityholders. Because the Selling Securityholders may offer all, some or none of their Shares, Warrants or Warrant Shares, no definitive estimate as to the number of shares thereof that will be held by the Selling Securityholders after such offering can be provided.

                                                                                                                    SHARES
                                                                  WARRANTS                                         BENEFICIALLY
                                    SHARES BENEFICIALLY         BENEFICIALLY         NUMBER OF       NUMBER OF       OWNED
                                       OWNED PRIOR TO          OWNED PRIOR TO         SHARES         WARRANTS        AFTER
                                          OFFERING                OFFERING         BEING OFFERED   BEING OFFERED   OFFERING
         NAME OF SELLING           ----------------------   --------------------   -------------   -------------   ---------
        SECURITYHOLDERS(1)         NUMBER(2)   PERCENT(3)   NUMBER    PERCENT(4)     NUMBER(2)        NUMBER       NUMBER(5)
---------------------------------- ---------   ----------   -------   ----------   -------------   -------------   ---------
Allen, Susan...................... 1,005,119       2.9%     125,000       4.3%         375,000        125,000       630,119
Altorfer, John....................    7,599          *       2,533          *            7,599          2,533             0
Ambit & Co........................   75,000          *      25,000          *           75,000         25,000             0
Anthony, Garner...................  300,000          *      100,000       3.5%         300,000        100,000             0
Aries Domestic Fund............... 1,009,166       2.9%     37,500        1.3%         112,500         37,500       896,666
Baradaran, Sharyar & Sharon.......   75,000          *      25,000          *           75,000         25,000             0
Battle Fowler LLP.................   29,121          *       9,707          *           29,121          9,707             0
Berger, Michael J.................   18,750          *       6,250          *           18,750          6,250             0
Bowles, Joanne....................    9,045          *       3,015          *            9,045          3,015             0
Brady, Jane Wilde.................   18,750          *       6,250          *           18,750          6,250             0
Buono, Timothy....................    1,356          *         452          *            1,356            452             0
Cato Holding Company..............  224,412          *      74,804        2.6%         224,412         74,804             0
Chao, Johanna T...................   20,268          *       6,756          *           20,268          6,756             0


                                                 WARRANTS BENEFICIALLY
                                                  OWNED AFTER OFFERING
         NAME OF SELLING                         ----------------------
        SECURITYHOLDERS(1)          PERCENT(3)   NUMBER(6)   PERCENT(5)
----------------------------------  ----------   ---------   ----------
                                   <
Allen, Susan......................      1.8%           0           0%
Altorfer, John....................        0%           0           0%
Ambit & Co........................        0%           0           0%
Anthony, Garner...................        0%           0           0%
Aries Domestic Fund...............      2.6%           0           0%
Baradaran, Sharyar & Sharon.......        0%           0           0%
Battle Fowler LLP.................        0%           0           0%
Berger, Michael J.................        0%           0           0%
Bowles, Joanne....................        0%           0           0%
Brady, Jane Wilde.................        0%           0           0%
Buono, Timothy....................        0%           0           0%
Cato Holding Company..............        0%           0           0%
Chao, Johanna T...................        0%           0           0%
Cless, Gerhard....................  490,000        1.4%     50,000        1.7%         150,000         50,000       340,000
Cole, Lorelei.....................   21,000          *       7,000          *           21,000          7,000             0
Coolidge, Peter...................    9,000          *       3,000          *            9,000          3,000             0
Curran Partners LP................  187,500          *      62,500        2.2%         187,500         62,500             0
D'Amato, Anthony..................   18,750          *       6,250          *           18,750          6,250             0
David & Angella Nazarian Family
 Trust............................   37,500          *      12,500          *           37,500         12,500             0
Dickerson, Claire M...............   20,004          *       6,668          *           20,004          6,668             0
Dickerson, Thomas P...............   57,345          *      19,115          *           57,345         19,115             0
Doctor Thwack, Ltd................    9,375          *       3,125          *            9,375          3,125             0
Douglas S. Winter, Inc. Profit
 Sharing Plan.....................    9,375          *       3,125          *            9,375          3,125             0
Drobny/Fischer Partnership........  421,500        1.2%     62,500        2.2%         187,500         62,500       234,000
Dynamics Technology, Inc..........  825,174        2.4%     275,058       9.5%         825,174        275,058             0
EBC Investors, an Illinois general
 partnership......................   52,500          *      17,500          *           35,000         17,500             0
EGS Securities Corp...............   83,883          *      27,961          *           83,883         27,961             0
Emer, Randy.......................    9,375          *       3,125          *            9,375          3,125             0
Gelber, Howard....................   30,000          *       5,000          *           15,000          5,000        15,000
Goby, Jeff........................   38,000          *       6,000          *           18,000          6,000        20,000

Cless, Gerhard....................      1.0%           0           0%
                                   <
Cole, Lorelei.....................        0%           0           0%
Coolidge, Peter...................        0%           0           0%
Curran Partners LP................        0%           0           0%
D'Amato, Anthony..................        0%           0           0%
David & Angella Nazarian Family
 Trust............................        0%           0           0%
Dickerson, Claire M...............        0%           0           0%
Dickerson, Thomas P...............        0%           0           0%
Doctor Thwack, Ltd................        0%           0           0%
Douglas S. Winter, Inc. Profit
 Sharing Plan.....................        0%           0           0%
Drobny/Fischer Partnership........        *            0           0%
Dynamics Technology, Inc..........        0%           0           0%
EBC Investors, an Illinois general
 partnership......................        0%           0           0%
EGS Securities Corp...............        0%           0           0%
Emer, Randy.......................        0%           0           0%
Gelber, Howard....................        *            0           0%
Goby, Jeff........................        *            0           0%

                                                                                                                    SHARES
                                                                  WARRANTS                                         BENEFICIALLY
                                    SHARES BENEFICIALLY         BENEFICIALLY         NUMBER OF       NUMBER OF       OWNED
                                       OWNED PRIOR TO          OWNED PRIOR TO         SHARES         WARRANTS        AFTER
         NAME OF SELLING                  OFFERING                OFFERING         BEING OFFERED   BEING OFFERED   OFFERING
        SECURITYHOLDERS(1)         NUMBER(2)   PERCENT(3)   NUMBER    PERCENT(4)     NUMBER(2)        NUMBER       NUMBER(5)
---------------------------------- ---------   ----------   -------   ----------   -------------   -------------   ---------

                                                 WARRANTS BENEFICIALLY
         NAME OF SELLING                          OWNED AFTER OFFERING
        SECURITYHOLDERS(1)          PERCENT(3)   NUMBER(6)   PERCENT(5)
----------------------------------  ----------   ---------   ----------
                                   <

Goldberg, David S.................   37,500          *      12,500          *           12,500         12,500           0
Goulding, M.D., Richard E.........   47,450          *       6,250          *           18,750          6,250      28,700
Goulding, Randall S...............   53,684          *       9,500          *           28,500          9,500      25,184
Green, Richard....................   23,375          *       3,125          *            9,375          3,125      14,000
Greenwald, Jonathan...............   18,750          *       6,250          *           18,750          6,250           0
Groh, James H., Sr................   18,750          *       6,250          *           18,750          6,250           0
Gutman, Craig.....................   18,750          *       6,250          *           18,750          6,250           0
Heidenreich, Jenny................    4,521          *       1,507          *            4,521          1,507           0
Horberg, Howard Todd..............   75,000          *      25,000          *           75,000         25,000           0
Howard J. Bernstein Trustee under
 Declaration of Trust dated April
 28, 1987.........................   18,750          *       6,250          *           18,750          6,250           0
Incavo, Noel F....................   85,000          *      25,000          *           75,000         25,000      10,000
Infinity Fund, L.P................  300,000          *      100,000       3.5%         300,000        100,000           0
Jayhawk Institutional, L.P........   45,000          *      15,000          *           45,000         15,000           0
Jayhawk Investments, L.P..........  405,000        1.2%     135,000       4.7%         405,000        135,000           0
Jerome P. Seiden Revocable
 Trust............................   37,500          *      12,500          *           37,500         12,500           0
Jerome Schachter and Associates
 Pension Plan and Trust...........   37,500          *      12,500          *           37,500         12,500           0
Kamensky, Marvin..................   18,750          *       6,250          *           18,750          6,250           0
Katzman, Howard L.................   18,750          *       6,250          *           18,750          6,250           0
Katzman, Marshall.................   18,750          *       6,250          *           18,750          6,250           0
Kushnir, Richard D................   60,000          *      10,000          *           20,000         10,000      30,000
Kornreich, Joseph.................    9,000          *       3,000          *            9,000          3,000           0
Leonard Loventhal Trust Account
 U/A/D 9/24/92, Leonard Loventhal
 & Mark Litner Trustees...........   45,000          *      15,000          *           45,000         15,000           0
LeVine, Fred......................   18,750          *       6,250          *           18,750          6,250           0
Levy, Steve.......................  117,500          *      12,500          *           37,500         12,500      80,000
Liss, Arthur......................   25,000          *       5,000          *           15,000          5,000      10,000
Lydon, Harris R. L., Jr...........   18,750          *       6,250          *           18,750          6,250           0
Mateles, Richard I................    9,375          *       3,125          *            9,375          3,125           0
McCallion, Gerald A...............   37,500          *      12,500          *           37,500         12,500           0
Melohn, Alfons....................  150,000          *      50,000        1.7%         150,000         50,000           0
Michael Associates................   37,500          *      12,500          *           37,500         12,500           0
Miller, Richard J.................    9,045                  3,015          *            9,045          3,015           0
Morgenstern, J.M..................   22,000          *       4,000          *           12,000          4,000      10,000
Mullins, Jerome J.................  150,000          *      50,000        1.7%         150,000         50,000           0
Nagorsky, Sy......................   25,000          *       5,000          *           15,000          5,000      10,000
Neuscheler, Joan P................   13,083          *       4,361          *           13,083          4,361           0
Olson, Arthur M...................   29,375          *       3,125          *            9,375          3,125      20,000
Olshansky, Melvin A...............   85,000          *      25,000          *           75,000         25,000      10,000
Pelts, James J....................   15,000          *       5,000          *           15,000          5,000           0
Philip C. Goldstick Revocable
 Trust............................   71,500          *      12,500          *           37,500         12,500      34,000
Platelet Productions
 International, Ltd...............  261,768          *      87,256        3.0%         261,768         87,256           0
Polinsky, Mark....................   18,750          *       6,250          *           18,750          6,250           0
Priority Investments, Inc.........   93,000          *      31,000          *           93,000         31,000           0
Pritikin, Mark....................   26,750          *       6,250          *           18,750          6,250       8,000
Rabinowitz, Beryl.................    9,375          *       3,125          *            9,375          3,125           0
Rabuck, Vivian....................   18,750          *       6,250          *           18,750          6,250           0
Richard E. Goulding, M.D. Profit
 Sharing Plan.....................   10,875          *       3,625          *           10,875          3,625           0
Richcourt $ Strategies, Inc.......  129,000          *      43,000        1.5%         129,000         43,000           0
Rosenberg, Reuben.................   22,500          *       7,500          *           22,500          7,500           0
Rosin, Joseph A...................   46,700          *      10,000          *           30,000         10,000      16,700
Schachter, Jerome.................   57,500          *      12,500          *           37,500         12,500      20,000
Schwartz, Sarah...................   18,750          *       6,250          *           18,750          6,250           0
Seminer, Scott....................   17,725          *       3,125          *            9,375          3,125       8,350
Shapland, George T................   18,750          *       6,250          *           18,750          6,250           0
Sharon D. Gonsky DBA SDG
 Associates.......................   59,500          *       6,500          *           19,500          6,500      40,000

Goldberg, David S.................        0%           0           0%
Goulding, M.D., Richard E.........        *            0           0%
Goulding, Randall S...............        *            0           0%
Green, Richard....................        *            0           0%
Greenwald, Jonathan...............        0%           0           0%
Groh, James H., Sr................        0%           0           0%
Gutman, Craig.....................        0%           0           0%
Heidenreich, Jenny................        0%           0           0%
Horberg, Howard Todd..............        0%           0           0%
Howard J. Bernstein Trustee under
 Declaration of Trust dated April
 28, 1987.........................        0%           0           0%
Incavo, Noel F....................        *            0           0%
Infinity Fund, L.P................        0%           0           0%
Jayhawk Institutional, L.P........        0%           0           0%
Jayhawk Investments, L.P..........        0%           0           0%
Jerome P. Seiden Revocable
 Trust............................        0%           0           0%
Jerome Schachter and Associates
 Pension Plan and Trust...........        0%           0           0%
Kamensky, Marvin..................        0%           0           0%
Katzman, Howard L.................        0%           0           0%
Katzman, Marshall.................        0%           0           0%
Kushnir, Richard D................        *            0           0%
Kornreich, Joseph.................        0%           0           0%
Leonard Loventhal Trust Account
 U/A/D 9/24/92, Leonard Loventhal
 & Mark Litner Trustees...........        0%           0           0%
LeVine, Fred......................        0%           0           0%
Levy, Steve.......................        *            0           0%
Liss, Arthur......................        *            0           0%
Lydon, Harris R. L., Jr...........        0%           0           0%
Mateles, Richard I................        0%           0           0%
McCallion, Gerald A...............        0%           0           0%
Melohn, Alfons....................        0%           0           0%
Michael Associates................        0%           0           0%
Miller, Richard J.................        0%           0           0%
Morgenstern, J.M..................        *            0           0%
Mullins, Jerome J.................        0%           0           0%
Nagorsky, Sy......................        *            0           0%
Neuscheler, Joan P................        0%           0           0%
Olson, Arthur M...................        *            0           0%
Olshansky, Melvin A...............        *            0           0%
Pelts, James J....................        0%           0           0%
Philip C. Goldstick Revocable
 Trust............................        *            0           0%
Platelet Productions
 International, Ltd...............        0%           0           0%
Polinsky, Mark....................        0%           0           0%
Priority Investments, Inc.........        0%           0           0%
Pritikin, Mark....................        *            0           0%
Rabinowitz, Beryl.................        0%           0           0%
Rabuck, Vivian....................        0%           0           0%
Richard E. Goulding, M.D. Profit
 Sharing Plan.....................        0%           0           0%
Richcourt $ Strategies, Inc.......        0%           0           0%
Rosenberg, Reuben.................        0%           0           0%
Rosin, Joseph A...................                     0           0%
Schachter, Jerome.................                     0           0%
Schwartz, Sarah...................        0%           0           0%
Seminer, Scott....................                     0           0%
Shapland, George T................        0%           0           0%
Sharon D. Gonsky DBA SDG
 Associates.......................        *            0           0%


                                                                                                                    SHARES
                                                                  WARRANTS                                         BENEFICIALLY
                                    SHARES BENEFICIALLY         BENEFICIALLY         NUMBER OF       NUMBER OF       OWNED
                                       OWNED PRIOR TO          OWNED PRIOR TO         SHARES         WARRANTS        AFTER
                                          OFFERING                OFFERING         BEING OFFERED   BEING OFFERED   OFFERING
         NAME OF SELLING           ----------------------   --------------------   -------------   -------------   ---------
        SECURITYHOLDERS(1)         NUMBER(2)   PERCENT(3)   NUMBER    PERCENT(4)     NUMBER(2)        NUMBER       NUMBER(5)
---------------------------------- ---------   ----------   -------   ----------   -------------   -------------   ---------

                                                 WARRANTS BENEFICIALLY
                                                  OWNED AFTER OFFERING
         NAME OF SELLING                         ----------------------
        SECURITYHOLDERS(1)          PERCENT(3)   NUMBER(6)   PERCENT(5)
----------------------------------  ----------   ---------   ----------
                                   <
Shepco............................   18,750          *       6,250          *           18,750          6,250             0
Shepco Enterprises IncorporateD...   37,500          *      12,500          *           37,500         12,500             0
Sheppard, Neil....................   18,750          *       6,250          *           18,750          6,250             0
Sherman, Lawrence A...............   25,000          *       5,000          *           15,000          5,000        10,000
Shiman, Stewart A.................  225,000          *      25,000          *           75,000         25,000       150,000
Simons, Aric and Corey............   75,000          *      25,000          *           75,000         25,000             0
Sirazi, Semir.....................   57,500          *      12,500          *           37,500         12,500        20,000
Sutker, Allen.....................   18,750          *       6,250          *           18,750          6,250             0
Swager, Eugene....................    9,045          *       3,015          *            9,045          3,015             0
Swager, Harriet...................    4,521          *       1,507          *            4,521          1,507             0
The Alfred J. Anzalone Family
 Limited Partnership..............   75,000          *      25,000          *           75,000         25,000             0
The Aries Trust................... 1,156,666       3.3%     87,500        3.0%         262,500         87,500       894,166
Tullis-Dickerson Capital Focus,
 L.P.............................. 1,414,836       4.0%     471,612      16.4%       1,414,836        471,612             0
Tullis, James L.L.................  105,042          *      35,014        1.2%         105,042         35,014             0
Tullis, Linda A...................    4,521          *       1,507          *            4,521          1,507             0
Urban & Co........................    9,375          *       3,125          *            9,375          3,125             0
Vance, Carol......................    9,045          *       3,015          *            9,045          3,015             0
Weber, Merrill....................   22,500          *       7,500          *           22,500          7,500             0
Wholegainer Company Limited.......  150,048          *      50,016        1.7%         150,048         50,016             0
Wienckoski, Thomas J..............   35,450          *       6,250          *           18,750          6,250        16,700
Wm. Smith & Co....................   37,500          *      12,500          *           25,000         12,500             0
Wu, Johnny I-Mon..................  175,515          *      58,505        2.0%         175,515         58,505             0
Yahav, Yigal......................   52,750          *       6,250          *           18,750          6,250        34,000
Zipper, Lance.....................    9,000          *       3,000          *            9,000          3,000             0

Shepco............................        0%           0           0%
Shepco Enterprises IncorporateD...        0%           0           0%
Sheppard, Neil....................        0%           0           0%
Sherman, Lawrence A...............        *            0           0%
Shiman, Stewart A.................                     0           0%
Simons, Aric and Corey............        0%           0           0%
Sirazi, Semir.....................                     0           0%
Sutker, Allen.....................        0%           0           0%
Swager, Eugene....................        0%           0           0%
Swager, Harriet...................        0%           0           0%
The Alfred J. Anzalone Family
 Limited Partnership..............        0%           0           0%
The Aries Trust...................      2.6%           0           0%
Tullis-Dickerson Capital Focus,
 L.P..............................        0%           0           0%
Tullis, James L.L.................        0%           0           0%
Tullis, Linda A...................        0%           0           0%
Urban & Co........................        0%           0           0%
Vance, Carol......................        0%           0           0%
Weber, Merrill....................        0%           0           0%
Wholegainer Company Limited.......        0%           0           0%
Wienckoski, Thomas J..............        *            0           0%
Wm. Smith & Co....................        0%           0           0%
Wu, Johnny I-Mon..................        0%           0           0%
Yahav, Yigal......................        *            0           0%
Zipper, Lance.....................        0%           0           0%

---------------

 *  Less than 1%

(1) Unless otherwise indicated below, the persons named in the foregoing table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Includes Warrant Shares issuable to each respective Selling Securityholder upon exercise of Warrants held by such Selling Securityholders as of the date hereof.

(3) Applicable percentage of ownership is based on 34,551,410 shares of Common Stock of the Company outstanding on November 1, 1996, adjusted as required by rules promulgated by the Commission.

(4) Applicable percentage of ownership is based on 2,880,399 Warrants of the Company outstanding on November 1, 1996.

(5) Assumes the sale of all Shares offered hereby.

(6) Assumes the sale of all Warrants offered hereby.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Securityholders or pledgees, donees, tranferees of or other successors in interest to the Selling Securityholders may sell Shares, Warrants and Warrant Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares, Warrants and Warrant Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concession or commissions from the Selling Securityholders or the purchasers of the Shares, Warrants and Warrant Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

     At any time a particular offer of Shares, Warrants or Warrant Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares, Warrants or Warrant Shares offered and the terms of the offering including the names or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares, Warrants or Warrant Shares purchased from the Selling Securityholders, any discounts, commission and other items constituting compensation from the Selling Securityholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     The Selling Securityholders and any broker-dealers who act in connection with the sale of Shares, Warrants or Warrant Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares, Warrants or Warrant Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Shares, Warrants or Warrant Shares described above, whether effected by the Selling Securityholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares, Warrants or Warrant Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares, Warrants and Warrant Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares, Warrants and Warrant Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares, Warrants or Warrant Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock or Warrants for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares, Warrants or Warrant Shares by the Selling Securityholders.

     Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq Stock Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock of the Company at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     All costs and expenses associated with registering the Shares, Warrants and Warrant Shares being offered hereunder with the Securities and Exchange Commission will be paid by the Company. Such costs and expenses are estimated to be $35,000.

     The Company and the Selling Securityholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares, Warrants and Warrant Shares, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the Shares, Warrants and Warrant Shares will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated herein by reference from the Company's Annual Report (Form 10-K/A) for the years ended December 31, 1995 and 1994, have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1993 by Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Securities being registered. All the amounts shown are estimates except for the SEC registration fee and the Nasdaq SmallCap Market Listing fee.

        SEC Registration fee...............................................  $ 5,114
        Nasdaq SmallCap Market Listing fee.................................    8,500
        Legal fees and expenses............................................   10,000
        Blue sky qualification fees and expenses...........................    2,500
        Accounting fees and expenses.......................................    5,000
        Printing and engraving expenses....................................    1,000
        Miscellaneous......................................................    2,886
                                                                             -------
        Total..............................................................  $35,000
                                                                             =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS


        EXHIBIT
        NUMBER                                      DESCRIPTION OF DOCUMENT
        ------     -----------------------------------------------------------------------------------------
         * 5.1     Opinion of Cooley Godward LLP
         *10.1     Warrant Agreement dated September 18, 1996 between the Registrant and American Stock
                   Transfer & Trust Company
         *10.2     Form of Warrant Certificate
         *10.3     Form of Units Purchase Agreement
        **10.4     Agreement and Plan of Merger and Reorganization dated as of September 18, 1996 by and among Registrant, Cypress Acquisition Sub, Inc. and PRP, Inc.
         *10.5     Form of Exchange of Bridge Debt and Warrant Termination Agreement
         *10.6     Modified Fee Agreement dated October 10, 1996 by and among Registrant, PRP, Inc. and EGS
                   Securities Corp.
          23.1     Consent of Ernst & Young LLP, Independent Auditors
          23.2     Consent of Coopers & Lybrand LLP, Independent Auditors
         *23.3     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
         *24.1     Power of Attorney. Reference is made to page II-6


---------------


 (*) Previously filed.



(**) Confidential treatment has been requested for portions of the exhibit.


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

          (4) That, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 7, 1996.


                                          CYPRESS BIOSCIENCE, INC.

                                          By:      /s/  Susan E. Feiner

                                            ------------------------------------
                                                      Susan E. Feiner
                                            Director of Finance, Controller and
                                                          Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------   ----------------------------   -----------------
            */s/  Jay D. Kranzler                Vice Chairman of the Board     November 7, 1996
---------------------------------------------      of Directors and Chief
         Jay D. Kranzler, M.D. Ph.D.                 Executive Officer
                                                    (Principal Executive
                                                          Officer)
            /s/  Susan E. Feiner                    Director of Finance,        November 7, 1996
---------------------------------------------     Controller and Secretary
               Susan E. Feiner                      (Principal Financial
                                                          Officer)
            */s/  Debby Jo Blank                  Director, President and       November 7, 1996
---------------------------------------------     Chief Operating Officer
            Debby Jo Blank, M.D.
        */s/  Richard M. Crooks, Jr.               Chairman of the Board        November 7, 1996
---------------------------------------------
           Richard M. Crooks, Jr.
          */s/  Philip J. O'Reilly                        Director              November 7, 1996
---------------------------------------------
             Philip J. O'Reilly
            */s/  Jack H. Vaughn                          Director              November 7, 1996
---------------------------------------------
               Jack H. Vaughn



*By:    /s/  Susan E. Feiner


     -------------------------------

             Susan E. Feiner


            Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                             DESCRIPTION OF DOCUMENT                               PAGE
------     ------------------------------------------------------------------------  ------------
  *5.1     Opinion of Cooley Godward LLP...........................................
 *10.1     Warrant Agreement dated September 18, 1996 between the Registrant and
           American Stock Transfer & Trust Company.................................
 *10.2     Form of Warrant Certificate.............................................
 *10.3     Form of Units Purchase Agreement........................................
**10.4     Agreement and Plan of Merger and Reorganization dated as of September
           18, 1996 by and among Registrant, Cypress Acquisition Sub, Inc. and PRP,
           Inc.....................................................................
 *10.5     Form of Exchange of Bridge Debt and Warrant Termination Agreement.......
 *10.6     Modified Fee Agreement dated October 10, 1996 by and among Registrant,
           PRP, Inc. and EGS Securities Corp.......................................
  23.1     Consent of Ernst & Young LLP, Independent Auditors......................
  23.2     Consent of Coopers & Lybrand LLP, Independent Auditors..................
 *23.3     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.........
 *24.1     Power of Attorney. Reference is made to page II-6.......................


---------------


 (*) Previously filed.



(**) Confidential treatment has been requested for portions of the exhibit.